Exhibit 99.1

Investor Relations 314/994-2897

FOR IMMEDIATE RELEASE

Arch to drive forward with strategic pivot

towards steel and metallurgical markets

✓ Terminates thermal asset joint venture with Peabody

✓ Plans to pursue strategic alternatives for thermal assets

ST. LOUIS, Sept. 29, 2020 – Arch Resources (NYSE: ARCH) (“Arch”) today announced that it will terminate its proposed thermal asset joint venture with Peabody following the U.S. District Court’s ruling to block the transaction. Arch has determined that aggressively driving forward with its strategic pivot towards steel and metallurgical markets and simultaneously intensifying its pursuit of strategic alternatives for its thermal assets is the best course of action for the Company and its shareholders.

Arch strongly disagrees with the verdict and continues to believe that the joint venture would have served the best interests of all stakeholders. Nonetheless, after extensive consideration and discussion, Arch and Peabody have agreed to discontinue legal efforts, given the significant investment of time, resources and expense that would be required to conduct an appeal.

“While we are disappointed with the court’s decision, we intend to move full speed ahead with our strategic pivot towards steel and metallurgical markets,” said Paul A. Lang, Arch’s chief executive officer. “Arch produces some of the world's highest quality metallurgical products for the global marketplace, and we are making excellent progress towards the 2021 startup of our world-class Leer South metallurgical mine. We are moving forward with a clarity of purpose and distinct strategic priorities, and are strongly positioned for growth and success as a leading producer of metallurgical products for the steelmaking industry.”

“In the wake of today’s decision, we will be intensifying our pursuit of strategic alternatives for our thermal assets – including, among other things, potential divestiture – while evaluating opportunities to shrink the operational footprint at those mines, reduce their asset retirement obligations, and establish self-funding mechanisms to address those long-term liabilities. In the meantime, we will maintain our sharp focus on aligning our thermal production rates with declining domestic thermal coal demand; adjusting our thermal operating plans in order to minimize future cash requirements; and streamlining our entire organizational structure to reflect our long-term strategic direction. ”

Arch Has a Strong Metallurgical Foundation and Clear Plan to Create Value

•	Building on its leading metallurgical position. Arch is the leading global supplier of premium, High-Vol A coking coal, operating large, modern coking coal mines at the low end of the U.S. cost curve. The Company’s product slate is dominated by High-Vol A coals that earn a market premium, and Arch’s Leer South expansion project will solidify its position as the leading global supplier of High-Vol A coking coal. The Company has exceptional, long-lived reserves that provide significant and valuable optionality for long-term growth.

•	Continuing its fundamental strategic shift. Arch’s metallurgical products are indispensable in the primary production of steel, which will play an essential role in the revitalization of the global economy as well as the construction of a new economy supported by mass transit systems, wind turbines and electric vehicles. Moving forward, the Company will continue to hone and streamline its corporate structure to reflect its ongoing transition into a pure-play metallurgical producer. In keeping with this sharp focus, Arch is directing more than 95 percent of its 2020 capital budget to its metallurgical portfolio.

•	Benefiting from its legacy thermal business segments, while the Company evaluates strategic alternatives for the assets. The Company’s thermal assets continue to generate free cash. Since the fourth quarter of 2016, Arch’s thermal segments have generated nearly $600 million more in cash than they have expended in capital. The Company has put that excess cash to constructive and value-creating use – initially via its capital return program and more recently in funding the buildout of Leer South.

•	Maintaining one of the industry’s strongest balance sheets. The Company has a strong financial foundation and the potential to generate high levels of free cash in a wide range of market conditions – a position that will be further enhanced by the commencement of longwall mining at Leer South.

About Arch Resources

Arch Resources is a premier producer of high-quality metallurgical products for the global steel industry. The company operates large, modern and highly efficient mines that consistently set the industry standard for both mine safety and environmental stewardship.

Forward-Looking Statements: This press release contains “forward-looking statements” – that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “should,” “appears,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties arise from our ability to comply with the restrictions imposed by the loan agreement related to the bonds, generate sufficient revenue to pay the debt service on the bonds, and achieve the production and financial results we expect from the Leer South mine; from the COVID-19 pandemic, including its adverse effects on businesses, economies, and financial markets worldwide; from changes in the demand for our coal by the global electric generation and steel industries; from legislation and regulations relating to the Clean Air Act and other environmental initiatives; from competition within our industry and with producers of competing energy sources; from our ability to successfully acquire or develop coal reserves; from operational, geological, permit, labor and weather-related factors; from the Tax Cuts and Jobs Act and other tax reforms; from the effects of foreign and domestic trade policies, actions or disputes; from fluctuations in the amount of cash we generate from operations, which could impact, among other things, our ability to pay dividends or repurchase shares in accordance with our announced capital allocation plan; from our ability to successfully integrate the operations that we acquire; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the Securities and Exchange Commission.

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